                                                                                                                Exhibit 10.4

SERVICE and SUPPORT AGREEMENT

This Service and Support Agreement is made effective as of March__, 2005 by and between PC Products Inc., (“PCPI”) a wholly owned subsidiary of Com-Guard, Inc. and Wintergreen Systems, a division of Market Development Specialists, Inc., an Indiana corporation. Com-Guard is the Parent Company and as it pertains to law, is a party to this Agreement.

Under the terms of the Production Agreement, dated the same date as this Agreement, PCPI has contracted with Wintergreen to assemble computer hardware for PCPI (“Computer Systems”), using parts that PCPI either supplies to Wintergreen or parts for which PCPI finances for purchase by Wintergreen (the “Production Agreement”). In addition, Wintergreen will transfer certain of its sales accounts to PCPI, for PCPI to act as the seller, under the terms of a Sales and Marketing Agreement dated the same date as this Agreement (“Sales and Marketing Agreement”). This Agreement, the Sales and Marketing Agreement and the Production Agreement (collectively, the “Transaction Agreements”) are each inter-related, and the execution and ongoing performance of each is a portion of the consideration for Wintergreen to enter into each other of the Transaction Agreements.

PCPI and Wintergreen now agrees as follows:

1.
Hardware Covered: Hardware Support covers any hardware, excluding Com-Guard proprietary hardware or hardware proprietary to an affiliate of Com-Guard, which is factory installed by Wintergreen on any Computer Systems (as defined in the Production Agreement). Wintergreen will provide Hardware Support and Warranty for Computer Systems on a mail-in basis, on terms and conditions identical to those currently provided to SYX Distribution (the “Hardware Initial Period”).

2.
Software Covered: Software Support covers the operating systems and applications which have been factory installed by Wintergreen, excluding any software provided by Com-Guard or any of its affiliates. Wintergreen will provide Sofware Support and Warranty for Computer Systems on terms and conditions identical to those currently provided to SYX Distribution (the “Software Initial Period”). During the Software Initial Period, Wintergreen will provide support without charge to the end-user of all factory-installed applications, excluding those identified above. After the Software Initial Period, Wintergreen will offer enhanced fee-based support for factory-installed applications paid by the end user and certain other applications as determined by Wintergreen in its sole discretion.

3.
Support Services. Wintergreen will provide telephone problem reporting from 7:00 AM until 7:00 PM Eastern Standard Time, Monday through Friday, except for Thanksgiving Day and Christmas Day. Wintergreen will staff the telephone reporting lines with both user and technical support to assist in diagnosing problems received by the reporting lines. Any report which is unable to be serviced during the telephone call shall be escalated to a technical support specialist within one business day.

4.	Internet Support. Wintergreen may develop, in addition to the telephone based support services, certain internet based support services.

5.
Limits of Support Services: THIS AGREEMENT IS OF LIMITED DURATION AND COVERAGE. This Agreement applies only to Computer Systems, and exists only during the Initial Periods. Repairs necessitated by software problems, or as a result of alteration, adjustment, or repair by anyone other than Wintergreen (or its representatives) are not included. Wintergreen is not obligated to repair any Computer System component which has been damaged as a result of: (i) accident, misuse, or abuse of the System or components (such as, but not limited to, use of incorrect line voltages, use of incorrect fuses, use of incompatible devices or accessories, improper or insufficient ventilation, or failure to follow operating instructions) by anyone other than Wintergreen (or its representatives), (ii) an act of God such as, but not limited to, lightning, flooding, tornado, earthquakes, and hurricanes, or (iii) the moving of the Computer System from one geographic location to another or from one entity to another. With regard to any services that are not within the coverage of this Agreement, it will be within Wintergreen’s discretion whether to perform the services.

6.
Third Party Products . This Agreement does not include warranty or repair service or any other services for third party products. Wintergreen is not responsible for the performance of other vendors’ products and services. For computers manufactured by other third parties and supplied by PCPI, Wintergreen will provide service and support if PCPI and Wintergreen can mutually agree on acceptable terms and conditions.

7.
Pricing. PCPI shall pay to Wintergreen ten (10) days after PCPI receives payment from the Account on the Computer System, the fee listed in the attached Exhibit “A” for warranty and technical support services (“Service Fee”).

8.	DISCLAIMER OF ALL WARRANTIES.

WINTERGREEN MAKES NO OTHER EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE SERVICES, INCLUDING BUT NOT LIMITED TO ANY WARRANTY WITH RESPECT TO THE PERFORMANCE OF ANY HARDWARE OR SOFTWARE USED IN CONDUCTING SERVICES, OR ANY EXPRESS OR IMPLIED WARRANTIES CONCERNING THE RESULTS TO BE OBTAINED FROM THE SERVICES OR THE RESULTS OF ANY RECOMMENDATION WINTERGREEN MAY MAKE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES CONCERNING THE PERFORMANCE, MERCHANTABILITY, SUITABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OF THE DELIVERABLES OR OF ANY SYSTEM THAT MAY RESULT FROM THE IMPLEMENTATION OF ANY RECOMMENDATION WINTERGREEN MAY PROVIDE. NOTHING IN THIS AGREEMENT OR ANY OTHER WRITTEN DOCUMENTATION OR ANY ORAL COMMUNICATIONS WITH CUSTOMER MAY ALTER THE TERMS AND CONDITIONS OF THIS PARAGRAPH. IN ADDITION, WINTERGREEN WILL NOT BE RESPONSIBLE FOR LOSS OF OR DAMAGE TO DATA OR LOSS OF USE OF ANY OF COMPUTER SYSTEM OR NETWORK SYSTEM.

9.
Assumptions By Wintergreen. Where necessary, and when applicable PCPI shall procure all permissions necessary by third party hardware and/or software vendors to allow Wintergreen to perform the Services and Support Agreement contemplated by this Agreement on Computer Systems.

10.
Limitation of Liability. UNDER NO CIRCUMSTANCES WILL WINTERGREEN OR ITS SUBCONTRACTORS BE LIABLE FOR ANY OF THE FOLLOWING; 1) THIRD PARTY CLAIMS FOR DAMAGES; 2) SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY TYPE, INCLUDING BUT NOT LIMITED TO PRODUCTS OR SYSTEMS BEING UNAVAILABLE FOR USE, LOST PROFITS OR SAVINGS OR LOST OR CORRUPTED DATA OR SOFTWARE, OR FOR ANY DAMAGES FOR PERSONAL INJURY, OR DEATH, WHETHER DIRECT, INDIRECT OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES, OR ARISING OUT OF THE RESULTS OR OPERATION OF ANY SYSTEM RESULTING FROM IMPLEMENTATION OF ANY RECOMMENDED PLAN OR DESIGN, EVEN IF WINTERGREEN OR ITS SUBCONTRACTORS HAVE BEEN ADVISED OF THE POSSIBILITY OF THE DAMAGE, AND EVEN IF PCPI OR THE END-USER ASSERTS OR ESTABLISHES A FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED IN THIS AGREEMENT. UNDER NO CIRCUMSTANCES WILL WINTERGREEN BE LIABLE TO PCPI OR ITS CUSTOMERS FOR ANY AMOUNT IN EXCESS OF THE FEES ACTUALLY RECEIVED BY WINTERGREEN FOR THE APPLICABLE COMPUTER SYSTEM. THIS LIMITATION OF LIABILITY APPLIES TO ALL TYPES OF LEGAL THEORIES, INCLUDING CONTRACT, TORT (INCLUDING NEGLIGENCE), PROFESSIONAL LIABILITY, PRODUCT LIABILITY, WARRANTY, OR ANYTHING ELSE. THIS LIMIT ALSO APPLIES TO ANY WINTERGREEN SUBCONTRACTOR. IT IS THE MAXIMUM AMOUNT FOR WHICH WINTERGREEN AND ITS SUBCONTRACTORS ARE RESPONSIBLE.

11.
Provisions applicable to Com-Guard. Com-Guard is the Parent Company and as it pertains to law is a party to this Agreement. In addition, Com-Guard agrees to vote the stock of PCPI such that the directors of PCPI elect John Levy, or such other individual(s) as identified by Wintergreen, to hold offices which constitute no less than one-half of the officers of PCPI, unless Wintergreen waives this voting requirement in writing. The officers of PCPI which are identified by Wintergreen shall have management and other responsibilities similar to or greater than those officers elected by PCPI which are not identified.

12.	Termination. Wintergreen or PCPI may terminate this Agreement, in the event:
a.	Insolvency - the other party shall become insolvent or otherwise generally be unable to pay debts as they come due, or make a general assignment for the benefit of creditors.
b.	Bankruptcy - A petition under any bankruptcy act or similar statute is filed by a creditor of the other party or by the other party and is not vacated within ten (10) days through court order.
c.
Failure to Perform - Wintergreen or PCPI fails to perform according to the Transaction Agreements as previously agreed upon. There shall be a 30 day notice period in writing and a 30 day cure period for any breach.

d.	Other breach - Wintergreen or PCPI may terminate this Agreement if any other Transaction Agreement is terminated for any reason.

13.
Force Majeure. Neither PCPI nor Wintergreen shall be liable to the other for any delay in or failure of performance of their respective obligations hereunder if such performance is rendered impossible or impracticable by reason of fire, explosion, earthquake, drought, embargo, war, riot, act of God or of public enemy, an act of governmental authority, agency or entity, or any other similar contingency, delay, failure or cause, beyond the reasonable control of the party whose performance is affected, irrespective of whether such contingency is specified herein or is presently occurring or anticipated by either party. In the event either party is prevented from fulfilling its obligations under this Agreement because of such a force majeure as described herein, both Wintergreen and PCPI shall make every effort to continue to maintain as much as possible the supplier-customer relationship established under this Agreement. However, if PCPI or Wintergreen is unable to meet its obligations hereunder because of the conditions described above, then this Agreement shall be extended by such time period as such conditions exist. As an example, if a condition of force majeure exists for 10 weeks, this Agreement shall be extended by ten weeks and all applicable dates in this Agreement shall be extended by ten weeks. No provision of this Section shall be construed to excuse PCPI from payment of amounts owed Wintergreen under this Agreement.

14.	Assignment. This Agreement is not assignable without the written consent of the other party.

15.
Entire Agreement. This Agreement and the terms and conditions referenced in any purchase order issued by PCPI in connection with this Agreement (to the extent not inconsistent in whole or in part with this Agreement) constitute the entire agreement and understanding between the parties with respect to the subject matters herein and therein, and supersede and replace any and all prior agreements and understandings, whether oral or written, between them with respect to such matters. Both parties agree that the terms and conditions of any Wintergreen or PCPI quotation, offer, acknowledgment or similar document, however designated, shall not apply.

16.
Waiver. The provisions of this Agreement may be waived, altered, amended, or repealed in whole or in part only upon the written consent of PCPI and Wintergreen. The waiver by either party of any breach of this Agreement shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous, of this Agreement.

17.
Severability. Invalidation of any of the provisions contained herein, or the application of such invalidation thereof to any person, by legislation, judgment or court order shall in no way affect any of the other provisions hereof or the application thereof to any other person, and the same shall remain in full force and effect, unless enforcement as so modified would be unreasonable or grossly inequitable under all the circumstances or would frustrate the purposes hereof.

18.
Counterparts. Section headings contained herein are for ease of reference only and shall not be given substantive effect. This Agreement may be signed in one or more counterparts, each to be effective as an original.

19.
Arbitration. In the event of a dispute arising under this Agreement, such dispute shall be resolved by binding arbitration through submission of the issue to a member of the American Arbitration Association who is chosen by mutual agreement of the parties. If mutual agreement cannot be reached, then each party shall select an arbitrator, and those arbitrators shall select another arbitrator to act as arbitrator for the dispute. Arbitration shall be held in a mutually agreed upon location; if no location shall be agreed upon, then arbitration shall be in the venue where the wronging party resides. Expenses of the Arbitration shall be paid as decided

20.	Term. The initial term of this Agreement shall be five (5) years from the signing of the Transaction Agreements.

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FINAL PC Products and Wintergreen Systems Service and Support Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives as of the date first set forth above.

PC Products, Inc.	Wintergreen Systems, by its parent, Market Development Specialists, Inc.
("PCPI")	("Wintergreen")

By:	By:
Name:	Name:
Title:	Title:

FINAL PC Products and Wintergreen Systems Service and Support Agreement

EXHIBIT A

Gross Profit- for purpose of this Agreement and the Transaction Agreements, Gross Profit will be defined as the difference between Sales Price and the Bill of Material cost of the product (inclusive of freight, insurance , financing fees and license fees) without any other cost added.

Wintergreen shall receive 10% of the Gross profit for the Sales and Marketing portion of the Transaction Agreements.